EXHIBIT 8.1

LIST OF MAJOR SUBSIDIARIES

(As of March 31, 2017)

Name of entity	Place of incorporation	Ownership interest

CSI Solartronics (Changshu) Co., Ltd.	PRC	100%
CSI Solar Technologies Inc.	PRC	100%
CSI New Energy Holding Co., Ltd.	PRC	100%
Canadian Solar Manufacturing (Luoyang) Inc.	PRC	100%
Canadian Solar Manufacturing (Changshu) Inc.	PRC	100%
CSI Cells Co., Ltd.	PRC	100%
Canadian Solar (USA) Inc.	USA	100%
Canadian Solar Japan K.K.	Japan	100%
Canadian Solar Solutions Inc.	Canada	100%
CSI Solar Power Group Co., Ltd. (formerly, CSI Solar Power (China) Inc.)	PRC	100%
Canadian Solar EMEA GmbH	Germany	100%
Canadian Solar (Australia) Pty Limited	Australia	100%
Canadian Solar International Limited	Hong Kong	100%
Canadian Solar O and M (Ontario) Inc.	Canada	100%
Suzhou Sanysolar Materials Technology Co., Ltd.	PRC	75.324%
Canadian Solar South East Asia Pte. Ltd.	Singapore	100%
Canadian Solar South Africa Pty., Ltd.	South Africa	100%
Canadian Solar Brazil Commerce, Import and Export of Solar Panels Ltd.	Brazil	100%
Canadian Solar Middle East Limited	United Arab Emirates	100%
Canadian Solar Construction (USA), LLC	USA	100%
Canadian Solar Project K.K.	Japan	100%
CSI-GCL Solar Manufacturing (Yancheng) Co., Ltd.	PRC	80%
Canadian Solar UK Ltd.	United Kingdom	100%
Canadian Solar UK Projects Ltd.	United Kingdom	100%
Changshu Tegu New Material Technology Co., Ltd.	PRC	75%
Changshu Tlian Co., Ltd.	PRC	100%
Canadian Solar Trading (Changshu) Inc.	PRC	100%
Recurrent Energy, LLC	USA	100%
PT. Canadian Solar Indonesia	Indonesia	67%
Canadian Solar Manufacturing Vietnam Co., Ltd.	Vietnam	100%
Canadian Solar Energy Private Limited	India	100%
Canadian Solar Australia 1 Pty Ltd.	Australia	100%
Canadian Solar Manufacturing (Thailand) Co., Ltd.	Thailand	99.99992%
Canadian Solar Sunenergy (Suzhou) Co., Ltd.	PRC	100%
Canadian Solar Energy Holding Singapore 1 Pte. Ltd.	Singapore	100%
Canadian Solar Sunenergy (Baotou) Co., Ltd.	PRC	100%